Exhibit 32.1

CERTIFICATION

Pursuant to the requirement set forth in Rule 13a-14(b) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. §1350), Stephen Brady, Chief Executive Officer of Tempest Therapeutics, Inc. (the “Company”), and Nicholas Maestas, Vice President, Strategy and Finance, of the Company, each hereby certifies that, to the best of his or her knowledge:

1.
The Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2024, to which this Certification is attached as Exhibit 32.1 (the “Report”), fully complies with the requirements of Section 13(a) or Section 15(d) of the Exchange Act; and

2.
The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: May 9, 2024

/s/ Stephen Brady	/s/ Nicholas Maestas
Stephen Brady	Nicholas Maestas
Chief Executive Officer & President	Vice-President, Strategy and Finance

This certification accompanies the Form 10-Q to which it relates, is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of Tempest Therapeutics, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (whether made before or after the date of the Form 10-Q), irrespective of any general incorporation language contained in such filing.